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                                                                     Exhibit 16



KPMG Peat Marwick LLP

345 Park Avenue
New York, NY 10154

                                                                   June 19, 1995

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for TLM Corporation and under date of March 13, 1995, we reported on the consolidated financial statements of TLM Corporation and subsidiary as of and for the year ended December 31, 1994. On March 29, 1995, we resigned. We have read TLM Corporation's statements included under Item 4 of its Form 8-K/A-2 dated May 31, 1995, and we agree that there were no disagreements with TLM corporation. We are not in a position to agree or disagree with TLM Corporation's statements regarding its engagement of or communications with Arthur Andersen or with regard to information or advice given to its Board. We were never requested to resign, nor were we fired.

                                                           Very truly yours,

                                                           KPMG Peat Marwick LLP